Exhibit 10.10

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

between:

CYPRESS BIOSCIENCE, INC.,

a Delaware corporation;

PROPRIUS, INC.,

a Delaware corporation;

and

EXAGEN DIAGNOSTICS, INC.,

a Delaware corporation

Dated as of October 8, 2010

i

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		PAGE

10.16	Interpretation of Agreement	30
10.17	No Setoff	30
10.18	Further Assurances	31

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is being entered into as of October 8, 2010, by and between: CYPRESS BIOSCIENCE, INC., a Delaware corporation (“Seller”); PROPRIUS, INC., a Delaware corporation and wholly-owned subsidiary of Seller (“Subsidiary”); and EXAGEN DIAGNOSTICS, INC., a Delaware corporation (“Purchaser”). Seller and Subsidiary, on the one hand, and Purchaser, on the other hand, are referred to collectively in this Agreement as the “Parties.” Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITAL

Seller and Subsidiary are in the business (among other businesses) of developing and marketing diagnostic and drug products. Seller and Subsidiary wish to sell and the Purchaser wishes to purchase the Diagnostic Business, and the Parties wish to provide for such purchase and certain related transactions, on the terms and subject to the conditions and other provisions set forth in this Agreement.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

1. SALE AND PURCHASE OF ASSETS; RELATED TRANSACTIONS.

1.1 Sale and Purchase of Assets. On the terms and subject to the conditions and other provisions set forth in this Agreement, at the Closing, Seller and Subsidiary hereby sell, assign and transfer to Purchaser, and Purchaser hereby purchases from Seller and Subsidiary, all of the following (which, subject to Section 1.2, are referred to in this Agreement as the “Assets”):

(a) all of Seller’s and Subsidiary’s rights and interests as of the Closing Date in and to the Patents;

(b) all of Seller’s and Subsidiary’s rights and interests as of the Closing Date in and to the Trademarks;

(c) all of Seller’s and Subsidiary’s rights and interests as of the Closing Date in and to the Know-How;

(d) all of Seller’s and Subsidiary’s rights as of the Closing Date under the Contracts, including the right to the security deposit held by the landlord pursuant to the lease for the Facility;

(e) all of Seller’s and Subsidiary’s rights and interests as of the Closing Date in and to the Equipment;

(f) all of the fixtures and furnishings owned by Seller or Subsidiary as of the Closing Date that are located and used primarily at the Facility;

(g) all sales, marketing and promotional materials owned by Seller or Subsidiary as of the Closing Date that are located at the Facility;

(h) all inventories, work-in-process inventories, product-in-transit inventories and other inventories of the Existing Products, and all inventories designated exclusively for use in the manufacture of the Existing Products, that are located at the Facility and owned by Seller or Subsidiary as of the Closing Date;

(i) all Acquired Xifin Accounts Receivable and Post-10/5 Accounts Receivable;

(j) all laboratory supplies, reagents and related laboratory materials owned by Seller or Subsidiary as of the Closing Date that are located at the Facility and all antibodies owned by Seller or Subsidiary and used in the Diagnostic Business that are stored offsite, to the extent freely transferable (subject to applicable contractual use restrictions);

(k) all of Seller’s and Subsidiary’s rights and interests as of the Closing Date in and to the Web Site IP; and

(l) those records of Seller and Subsidiary, as they exist on the Closing Date, that only relate to the Existing Products or the Diagnostic Business (and do not relate to Seller’s or Subsidiary’s other businesses or assets) (it being understood that such records will not be subject to any restrictions on their use by Purchaser and that Seller and Subsidiary may, subject to the provisions regarding confidentiality, retain copies of such records).

1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, neither Seller nor Subsidiary will be required to sell or transfer to Purchaser, and the Assets will not be deemed to include, any of the following or any right or interest in or to any of the following:

(a) any accounts receivable that are not either Acquired Xifin Accounts Receivable or Post-10/5 Accounts Receivable;

(b) any cash or cash equivalents;

(c) the telephone server, telephone system and copier/printer located at the Facility; or

(d) any other assets, rights or interests that are not included as Assets pursuant to Section 1.1.

1.3 Purchase Price. As consideration for the sale of the Assets to Purchaser:

(a) at the Closing, Purchaser will pay (without deduction or setoff of any nature) by wire transfer of immediately available funds: (i) to Seller, $[***] and (ii) to Subsidiary $[***] (the aggregate amount paid to Seller and Subsidiary pursuant to clauses (i) and (ii), the “Initial Cash Payment”);

(b) at the Closing, subject to the terms and conditions of this Agreement, Purchaser hereby assumes the Assumed Liabilities, each of Seller and Subsidiary hereby transfers, assigns and delegates to Purchaser the Assumed Liabilities, and Purchaser hereby absolutely and unconditionally accepts such transfer, assignment and delegation and assumes and agrees to pay, honor, perform, discharge and become liable for all Assumed Liabilities;

(c) on the earlier of (i) the second anniversary of the date hereof (the “Second Cash Payment Date”) or (ii) the first date on which a Trigger Event occurs requiring payment pursuant to Section 1.9, Purchaser will, subject to Section 10.17, pay to Seller, by wire transfer of immediately available funds, the sum of $[***] (the “Second Cash Payment”);

(d) for each of the following contingent milestones (each, a “Milestone”), subject to Section 10.17, Purchaser will pay by wire transfer of immediately available funds the following payments, each of which shall be payable only once, and only for the first achievement of such Milestone:

(i) within five (5) business days after the achievement of the [***] Milestone, Purchaser will pay to Subsidiary the [***] Milestone Amount;

(ii) within five (5) business days after the achievement of the [***] Milestone, Purchaser will pay to Subsidiary the [***] Milestone Amount;

(iii) within five (5) business days after the achievement of the CB- CAPS Monitoring Assay [***] Milestone, Purchaser will pay to Seller the sum of $[***]; and

(iv) within thirty (30) days after the end of the month in which the CB- CAPS Annual Sales Milestone is first achieved, Purchaser will pay to Seller the sum of $[***];

(e) Beginning on the date of the First Commercial Sale of the first CB-CAPS Product in any country and ending on the [***] anniversary of such date, Purchaser shall, subject to Section 10.17, pay to Seller royalties of [***]% of the Net Sales of each CB- CAPS Product anywhere in the world occurring during such period;

(f) Beginning on the Closing Date and ending on the [***] anniversary of such date, Purchaser shall, subject to Section 10.17, pay to Subsidiary royalties of [***]% of the Net Sales of any Avise MCV Product and any Avise PG Product, occurring during such period anywhere in the United States of America and Mexico;

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(g) Purchaser shall, subject to Section 10.17, pay to Subsidiary royalties of [***]% of the Net Sales of any New Product, for sales occurring during the period beginning on the date of the First Commercial Sale of each such New Product and ending on [***] (for purposes of clarity, the Parties acknowledge and agree that, until the end of the applicable Royalty Term set forth in Section 1.3(e) or (f), as applicable, any New Product that may also be deemed an Existing Product shall be paid the royalties set forth in Section 1.3(e) or (f), as applicable, without duplication of royalties set forth in this Section 1.3(g) and, following the end of such applicable royalty term, the royalties set forth in this Section 1.3(g) shall apply); and

(h) Within 14 days after the delivery of each monthly reconciliation contemplated by Section 1.8(f) of this Agreement, Seller or Subsidiary, as applicable, shall, subject to Section 10.17, pay to Purchaser an amount equal to (i) [***]% multiplied by all amounts received pursuant to Acquired Xifin Accounts Receivable during such month plus (ii) [***]% multiplied by the amount of license royalties paid by Purchaser under any Contracts which are attributable to such accounts receivable during such month plus (iii) [***]% multiplied by the amount of the collection fee (which amount shall not exceed [***]% of the amount collected) paid by Purchaser to Xifin with respect to such accounts receivable during such month. For accounts receivable for testing services performed by Purchaser with a date of service of October 6, 2010 or later (as defined by the blood sample draw date) (the “Post-10/5 Accounts Receivable”), the Parties shall, subject to Section 10.17, follow the procedures set forth under “Post-10/5 Accounts Receivable” in Schedule 5.8.

Purchaser shall pay all royalty amounts payable pursuant to Sections 1.3(e), (f) and (g) above within [***] days after the end of each fiscal quarter during the applicable term of each such royalty in U.S. Dollars calculated using the conversion rates published in the Wall Street Journal on the day nearest the last business day of the calendar quarter.

1.4 Tax Matters; Allocation of Purchase Price.

(a) The Parties will use commercially reasonable efforts to agree upon an allocation of the consideration referred to in Section 1.3, plus the amount of the Assumed Liabilities included in the amount realized on the sale of the Assets for federal income Tax purposes, among the Assets (the “Allocation”) as soon as possible after the Closing Date (but at least within 45 days following the Closing Date). The Allocation will be determined in a manner consistent with this Section 1.4 and Section 1060 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations thereunder. The Allocation will be conclusive and binding upon the Parties for Tax purposes, each Party will file all returns and reports relating to Taxes, including without limitation Form 8594, consistent with the Allocation, and neither Party will take or permit any of its Affiliates or representatives to take any position on any Tax return, with any taxing authority or in any judicial Tax proceeding that is inconsistent with the Allocation except as required by a final determination within the meaning of Section 1313(a) of the Code or any corresponding provision of any applicable state or local law. Each Party will promptly provide the other Party with any additional information required to complete Form 8594. Each Party will timely notify the other Party, and will timely provide the other Party with reasonable assistance, in the event of an examination, audit or other proceeding regarding the Allocation.

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(b) Purchaser shall reimburse each of Seller and Subsidiary for 50% of the amount of any sales taxes, use taxes, transfer taxes, documentary charges, recording fees, filing fees or similar taxes, charges, fees or expenses (collectively, “Transfer Taxes”) that may become payable in connection with the sale of the Assets to Purchaser, the assumption by Purchaser of the Assumed Liabilities or any of the other transactions contemplated by this Agreement. The Parties will cooperate to the extent commercially reasonable to minimize the Transfer Taxes.

(c) All real property taxes, personal property taxes, ad valorem obligations, similar recurring taxes and fees, general assessments and special assessments imposed on or with respect to the Assets (“Property Taxes”) for any Straddle Period shall be prorated between Seller and Subsidiary, on one hand, and Purchaser, on the other hand, as of the close of business on the Closing Date on a daily basis. Seller and Subsidiary shall be responsible for all such Property Taxes accruing under such daily proration methodology for the portion of the Straddle Period up to and including the Closing Date. Purchaser shall be responsible for all such Property Taxes accruing under such daily proration methodology for the portion of the Straddle Period beginning on the day after the Closing Date. The Party responsible for filing returns relating to Property Taxes for a Straddle Period shall file such returns but shall be entitled to reimbursement for any Property Taxes that are allocable to the other Party under this Section 1.4(c).

1.5 Security and Subordination Agreements; Ancillary Agreements. At the Closing,

(a) Purchaser will execute and deliver to Seller an Intellectual Property Security Agreement in substantially the form of Exhibit B (the “Intellectual Property Security Agreement”) and will deliver to Seller a Subordination Agreement in substantially the form of Exhibit C (the “Subordination Agreement”) validly executed by Los Alamos National Bank; and

(b) the Parties will enter into the following additional agreements (together with the agreements contemplated in Section 1.5(a) above, the “Ancillary Agreements”):

(i) the Consent to Assignment in substantially the form of Exhibit D (the “Consent to Assignment”), which document shall be validly executed by Seller, Purchaser and Landlord;

(ii) the Assignment and Assumption of Lease Agreements in substantially the form of Exhibit E (the “Lease Assumption”), which document shall be validly executed by Seller and Purchaser; and

(iii) the Assignment and Assumption Agreement in substantially the form of Exhibit F, which document shall be validly executed by Seller, Purchaser and Medco.

1.6 Closing. The closing of the purchase of the Assets by Purchaser (the “Closing”) will take place at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, California 92121, at a time and on a date to be designated by the Parties, which will be as promptly as practicable following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the

Closing). For purposes of this Agreement, “Closing Date” means the date as of which the Closing actually takes place.

1.7 Diligence Obligations.

(a) Purchaser shall act in good faith and shall use commercially reasonable efforts, and shall cause its Affiliates and Licensees to act in good faith and use commercially reasonable efforts, to (i) cause each of the Milestones to be achieved, including, as applicable, [***] with [***] and [***] discussions and negotiations to attempt to agree upon mutually satisfactory agreements relating to the [***] Commercial Program and the [***] Commercial Program, timely preparing and filing all documents necessary and diligently pursuing all filings necessary to achieve each Milestone, and developing, commercializing and selling CB-CAPS Products, (ii) develop, commercialize and sell Products subject to the Royalty Transactions, and (iii) collect, or cause to be collected, the Acquired Xifin Accounts Receivable. In addition, Purchaser [***]

1.8 Records; Audits; Reports.

(a) During the Royalty Term for a Product and for a period of one year thereafter, Purchaser shall keep, and shall cause its Affiliates, Licensees and Distributors to keep, complete and accurate records pertaining to the Royalty Transactions for such Product or other disposition of such Product in sufficient detail to permit Seller to confirm the accuracy of the payments for such Royalty Transactions. For a period ending one year after payment of a Milestone, Purchaser shall keep, and shall cause its Affiliates, Licensees and Distributors, if applicable, to keep, complete and accurate records pertaining to the progress toward achievement of such Milestone in sufficient detail to permit Seller to confirm the diligence of Purchaser’s efforts and progress towards achieving such Milestone. During the Acquired Xifin Accounts Term and for a period of one year thereafter, Purchaser shall keep, and shall cause its Affiliates and Licensees to keep, complete and accurate records pertaining to the collection of Acquired Xifin Accounts Receivable (including those contemplated by Schedule 5.8) in sufficient detail to permit Seller to confirm the accuracy of Purchaser’s payments to Seller of the amount set forth in Section 1.3(h) and Purchaser’s allocation of such amounts to the specific tests performed, and, in addition, Purchaser shall permit Seller to have access, during normal business hours, to all documentation (including without limitation test reports and patient- and physician-related information) that is in the possession of Purchaser, its Affiliates and its and their agents and service providers and that is reasonably useful to Seller to respond to any insurance-related inquiry with respect to any accounts receivable arising prior to January 12, 2010.

(b) Until the end of the Royalty Term for a Product and for a period of one year thereafter, until payment of a particular Milestone and for a period of one year thereafter, and until the end the Acquired Xifin Accounts Term and for a period of one year thereafter, Seller shall have the right to cause an independent, certified public accountant, reasonably acceptable to Purchaser, to audit such records to confirm the amounts payable to Seller pursuant to Section 1.3

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(for periods covering not more than the preceding three years); provided, however, Seller may not exercise the foregoing right more than once every calendar year. Such audits may be conducted during normal business hours upon reasonable prior written notice to Purchaser and its Affiliates, Licensees, or Distributors, as applicable. If the audit reveals that Purchaser has failed to accurately calculate any payment to Seller due under this Agreement, then Purchaser shall promptly pay to Seller any resulting amounts due hereunder, or Seller shall promptly refund overpayments made by Purchaser, each together with interest calculated in the manner provided in Section 1.11. Seller shall bear the full cost of each such audit unless such audit discloses an underpayment by Purchaser of at least $[***] and which is [***]% or more of the amount of payments due under this Agreement for any two quarter period covered by such audit, in which case Purchaser shall bear the full cost of such audit and shall reimburse Seller within five (5) business days of receiving a notice from Seller setting forth the fees and expenses for the applicable audit.

(c) During the Royalty Term, Purchaser shall furnish to Seller a written report within [***] days after the end of each fiscal quarter (each such period, a “Reporting Period”) showing, in reasonably-specific detail:

(i) the Net Sales (including reasonably specific detail as to the amounts of any deductions or credits applied to calculate Net Sales and the basis therefor) on a Product-by-Product and country-by-country basis of all Products sold by Purchaser, its Affiliates, Licensees and Distributors during the Reporting Period;

(ii) the royalties payable in U.S. Dollars, if any, which shall have accrued pursuant to Royalty Transactions, on a per-Royalty Transaction basis, during the Reporting Period; and

(iii) the exchange rates used in determining the amount of U.S. Dollars due to Seller on Net Sales.

(d) Until such time as a Milestone is achieved or such time as the Parties agree in writing that such Milestone will not be achieved, by no later than the [***] day following [***] during such period (beginning with [***]), Purchaser shall provide to Seller a summary report setting out (i) [***] in such [***] (or shorter, with respect to the period from the Closing Date to December 31, 2010) period [***], (ii) the extent to which such Milestone has been accomplished, and (iii) [***].

(e) Purchaser shall provide Seller with copies of any agreement that Purchaser or its Affiliates enter into with [***] or [***] relating to the [***] Commercial Program or the [***] Commercial Program, respectively. Any such agreement with [***] or [***] shall include a covenant by [***] or [***], as applicable, that Purchaser or its Affiliate shall receive, and shall be entitled to deliver to Seller, the information necessary to determine if the [***] Milestone or the [***] Milestone, as applicable, has been achieved (including, without limitation, client reports from [***] that show enrollment in the [***] Commercial Program

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and the historical weekly average of clients enrolled in such program). Purchaser or its Affiliate shall promptly deliver such information to Seller upon receipt.

(f) During the Acquired Xifin Accounts Term, Purchaser shall furnish Seller a reconciliation report within [***] days after the end of each month (each such month, an “Accounts Reporting Period”) showing, in reasonably-specific detail:

(i) the amounts collected with respect to all Acquired Xifin Accounts Receivable by Seller, Subsidiary and their agents and service providers during the Accounts Reporting Period, broken out by specific test performed (which tests shall include, without limitation, the Avise PG Product and the Avise MCV Product);

(ii) the amount of royalties paid with respect to collections of Acquired Xifin Accounts Receivable by Purchaser, its Affiliates and its and their agents and service providers during the Accounts Reporting Period broken out by payee, including without limitation [***] and [***]; and

(iii) the amount of the Xifin collection fees associated with Xifin’s collection of such Acquired Xifin Accounts Receivable.

1.9 Acceleration of Payment.

(a) If any Trigger Event occurs prior to the date on which Purchaser pays the Second Cash Payment to Seller, the Second Cash Payment shall become immediately due and payable on the date of such Trigger Event. If any Trigger Event described in clauses (ii) through (vi) of Section 1.9(b) below occurs prior to Purchaser’s payment of a Milestone to Seller, any such unpaid Milestone shall become immediately due and payable on the date of such Trigger Event.

(b) A “Trigger Event” shall mean the occurrence of any of the following events:

(i) The consummation of any Change of Control;

(ii) Purchaser dissolves, liquidates or terminates its existence as a going business concern;

(iii) Purchaser files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(iv) an involuntary petition is filed against Purchaser (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect), or a custodian, receiver, trustee, assignee for the benefit of

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creditors (or other similar official) is appointed to take possession, custody or control of any property of Purchaser;

(v) a breach of any of the negative covenants set forth in Section 5.10; or

(vi) Purchaser is in default of its obligations under any of the Junior Lienholder Loan Documents and the Junior Lienholder elects to demand payment thereunder as a result of such default.

1.10 Assumption of Obligations in Change of Control. In the event Purchaser experiences a Change of Control, Purchaser shall cause the Person acquiring Purchaser (or acquiring or exclusively licensing substantially all of its assets) with respect to a Change of Control to assume Purchaser’s obligations under this Agreement, including, without limitation, those obligations with respect to the Second Cash Payment, the Milestones, the Assumed Liabilities, the royalties paid for Royalty Transactions, and the Acquired Xifin Accounts Receivable.

1.11 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of [***]% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate; and provided, further, that no interest shall be due pending resolution of a good faith dispute with respect to such underpayment in accordance with Section 9.3(c) or Section 9.3(d) hereof (it being understood and agreed among the Parties that, in the event it is determined in connection with the resolution of any such dispute that one Party owed payment to the other under this Agreement and failed to pay when due, interest shall accrue on these overdue payments under this Section 1.11 from the date when such payments should have been made under this Agreement). The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

2. REPRESENTATIONS AND WARRANTIES OF SELLER AND SUBSIDIARY.

Each of Seller and Subsidiary represents and warrants to Purchaser that, except as set forth in the Seller Disclosure Schedule:

2.1 Title to Assets. As of the Closing Date, Seller and Subsidiary, together, will have good and valid title to the Assets, free and clear of any liens or encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) liens and encumbrances referred to in the Contracts and (iii) minor liens and encumbrances that have arisen in the ordinary course of business and that do not materially detract from the value of the Assets subject thereto.

2.2 Patents and Know-How.

(a) Each of the Patents is owned solely by Seller or Subsidiary. Seller has made available to Purchaser copies of the Patents, and has supplied to Purchaser copies of the patent applications included in the Patents that are not publicly available as of the date of this Agreement. To Seller’s knowledge, there are no intellectual property rights owned or controlled by any third party necessary to make, use, sell, offer for sale and import the Existing Products, as they currently exist, other than those intellectual property rights to be transferred, licensed or

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sublicensed to Purchaser pursuant to this Agreement. Neither Seller nor Subsidiary has received any written claim of infringement of any intellectual property rights of any Person arising out of the development, manufacture, use, sale, offer for sale or import of the Existing Products by Seller or Subsidiary. To Seller’s knowledge, each of Seller and Subsidiary has complied with its obligation under 37 CFR §1.56(a) to disclose to the United States Patent and Trademark Office, during the pendency of any United States patent application included in the Patents, information known to Seller to be material to the patentability of the pending claims in such application.

(b) Neither Seller nor Subsidiary has granted any Person a license that is currently in effect under any of the Patents for any purpose.

(c) None of the Patents is involved in any interference or opposition proceeding, and, to Seller’s knowledge, no such proceeding is being threatened with respect to any of the Patents.

(d) Seller has disclosed trade secrets of Seller included in the Know-How only to Persons that have executed written confidentiality agreements governing the use or disclosure of such trade secrets, except to the extent Seller disclosed such information in connection with making filings related to any Assets or Products with governmental or regulatory authorities.

(e) Seller has required all professional and technical employees who provided services to Seller or Subsidiary in connection with the Diagnostic Business or the Patents or Know-How to execute agreements under which such employees were required to convey to Seller or Subsidiary ownership of all inventions and developments conceived or created by them in the course of their employment with Seller. To Seller’s knowledge, none of the activities of Seller’s professional and technical employees who are providing services to Seller in connection with the Diagnostic Business and the Patents and Know-How is violating any agreement between any such employees and their former employers.

2.3 Contracts; Real Property Leases; Equipment; Certain Materials.

(a) Seller has made available to Purchaser true and correct copies of each of the contracts identified on Schedule 1. Each contract identified on Schedule 1 is valid and in full force and effect. Neither Seller nor Subsidiary is in material breach of any contract identified on Schedule 1, and, to Seller’s knowledge, no other party to any such contract is in material breach of such contract.

(b) The contracts identified on Schedule 1 include the real property leases pursuant to which Seller has the right to occupy the Facility. All security deposits required to be made by Seller under such real property leases have been made by Seller, and no portion of such security deposits has been applied to any default by Seller under any of such real property leases. Seller has the right to occupy the Facility in accordance with the terms of such real property leases. Seller is not in material breach of any such real property lease identified on Schedule 1, and, to Seller’s knowledge, no other party to any such real property lease is in material breach of such contract.

(c) There are no laboratory supplies, reagents or related laboratory materials owned by Seller or Subsidiary at a location other than the Facility that relate exclusively to the Diagnostic Business.

2.4 Compliance with Legal Requirements.

(a) Each of Seller and Subsidiary is in compliance with all Legal Requirements relating to the Diagnostic Business. Since January 1, 2009, neither Seller nor Subsidiary has received any written notice from any governmental body alleging any failure to comply with any Legal Requirement relating to the Diagnostic Business and the employment of the Specified Employees, except for any such notice relating to a failure to comply that has since been cured.

(b) To Seller’s knowledge, at all times prior to January 1, 2009, each of Seller and Subsidiary was in compliance with all Environmental Laws applicable to the Diagnostic Business, the Facility and Seller’s operations at the Facility. Each of Seller and Subsidiary is, and has been at all times since January 1, 2009, in compliance with all Environmental Laws applicable to the Diagnostic Business, the Facility and Seller’s operations at the Facility. To Seller’s knowledge, no event has occurred or condition exists or has existed which would reasonably be expected to give rise to any material liability on the part of Purchaser pursuant to, or to materially impair Purchaser’s compliance with, any Environmental Law applicable to the Assets and the Facility. The Facility has not been listed or, to Seller’s knowledge, proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any similar federal or state list. To Seller’s knowledge, no material lien has attached to any of Seller’s or Subsidiary’s property at the Facility pursuant to any Environmental Law.

(c) There has not been any action taken by Seller or Subsidiary, operating practice by Seller or Subsidiary or failure by Seller or Subsidiary to act that would reasonably be expected to give rise to a material liability on the part of Purchaser as a result of:

(i) the handling, storage, use, presence, transportation or disposal or arranging for transportation or disposal of any Hazardous Substance by Seller or Subsidiary in, on, under, near or from the Facility;

(ii) any emission, discharge or release of any Hazardous Substance by Seller or Subsidiary on or from the Facility into or upon the air, surface water, ground water or land;

(iii) any disposal, handling, manufacturing, processing, distribution, use, treatment or transport of any Hazardous Substances by Seller or Subsidiary on or from the Facility; or

(iv) the presence of any Hazardous Substances (including asbestos, urea formaldehyde foam installation or similar substances contained in building materials) in or on the Facility.

(d) Seller and Subsidiary, together, hold all registrations, permits, licenses and approvals issued by or on behalf of any federal, state or local government body that are required pursuant to any Environmental Laws for the occupancy of and the conduct of business at the

Facility and the ownership of the Assets (“Environmental Permits”). Any such Environmental Permits held by Seller or Subsidiary are currently in full force and effect. Each of Seller and Subsidiary is in compliance with all terms and conditions of such Environmental Permits, and with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws.

(f) To Seller’s knowledge, no underground storage tanks or surface impoundments exist at the Facility.

(g) Neither Seller nor Subsidiary has, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws that would reasonably be expected to result in a material liability to Purchaser.

(h) Seller has made available to Purchaser copies of any environmental reports, audits, permits, licenses, registrations and other environmental, health or safety documents relating to the Assets and the Facility that are in Seller’s or Subsidiary’s possession or control.

2.5 Regulatory Matters.

(a) The licensure, certifications and/or accreditations of the laboratory at the Facility under the Clinical Laboratory Improvement Amendments of 1988, as amended, the 48 contiguous states of the United States and the College of American Pathologists are in full force and effect. Seller has made available to Purchaser copies of all governmental correspondence (including copies of official notices, citations or decisions) in Seller’s or Subsidiary’s files relating to the Existing Products.

(b) Each of Seller and Subsidiary is in compliance with the laws applicable to the development, manufacture, labeling, testing and distribution of the Existing Products (at the Facility and otherwise) and the operation of manufacturing facilities used to manufacture the Existing Products, and with all applicable regulations, policies and procedures promulgated by the FDA with respect thereto. Neither Seller nor Subsidiary has received any written notice that any recalls, field notifications or seizures have been ordered or, to Seller’s knowledge, threatened by any governmental body with respect to any of the Existing Products. Neither Seller nor Subsidiary has received a warning letter or other similar written notice from the FDA regarding the Existing Products or the manufacturing facilities used to manufacture the Existing Products, except for written notices regarding matters that have since been cured, corrected or resolved.

2.6 Employee Matters. Seller has made available to Purchaser (except to the extent prohibited under applicable Legal Requirements) accurate information with respect to the employment of, the job responsibilities of, the compensation payable by Seller to and the employee benefits being provided to each of the Specified Employees. As of the date of this Agreement, there are approximately 4 employees of Seller based at the Facility.

2.7 Certain Liabilities. As of the date of this Agreement, neither Seller nor Subsidiary has any material liabilities relating to the Assets, the Existing Products or the Specified Employees other than (i) liabilities under or relating to the contracts and other instruments identified on Schedule 1, (ii) liabilities incurred in the ordinary course of business or consistent with past practices, (iii) liabilities referred to in, or relating to matters referred to in, the Seller Disclosure Schedule, (iv) liabilities under applicable Legal Requirements, and (v) liabilities disclosed in any of Seller’s publicly filed materials. Purchaser is not assuming any liabilities other than the Assumed Liabilities.

2.8 Legal Proceedings. There is no lawsuit or other legal proceeding pending or, to Seller’s knowledge, being threatened against Seller or Subsidiary as of the date of this Agreement that involve the Diagnostic Business or would reasonably be expected to result in a judgment having a material adverse effect on the value of the Diagnostic Business taken as a whole.

2.9 Authority; Binding Nature of Agreement. Each of Seller and Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party; and the execution, delivery and performance by Seller and Subsidiary of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all necessary action on the part of Seller, Subsidiary and their respective boards of directors. No vote of the holders of Seller’s common stock is required to authorize the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of each of Seller and Subsidiary, enforceable against each of Seller and Subsidiary in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon execution thereof, the Ancillary Agreements to which it is a party will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.10 Non-Contravention; Consents. Assuming the Consents referred to in Part 2.10 of the Seller Disclosure Schedule are obtained, neither the execution, delivery or performance by Seller or Subsidiary of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation of any of the transactions contemplated hereby will: (a) conflict with or result in any violation of any provision of the certificate of incorporation, bylaws or other charter or organizational documents of Seller or Subsidiary, (b) result in a breach or default by Seller or Subsidiary under any Contract, (c) result in a violation of any Legal Requirement or order to which Seller or Subsidiary is subject, or (d) result in the imposition of any lien or encumbrance upon any of the Assets (other than to the extent provided for in the Intellectual Property Security Agreement). Except as set forth in Part 2.10 of the Seller Disclosure Schedule, neither Seller nor Subsidiary is required to obtain any Consent from any Person, under any Contract, at or prior to the Closing in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements to which it is a party or the sale of the Assets to Purchaser.

2.11 Financial Statements for the Diagnostic Business.

(a) Seller has delivered to Purchaser the schedule of the unaudited actual costs and cash collections of the Diagnostic Business at December 31, 2009 (the “December

Financial Information”). The December Financial Information is true and correct in all material respects.

(b) Seller has delivered to Purchaser a schedule of the unaudited actual costs, cash collections and a schedule of fixed assets of the Diagnostic Business as at August 31, 2010 (the “August Financial Information”). The August Financial Information is true and correct in all material respects.

2.12 Absence of Changes. Since August 31, 2010, there has not been any material adverse change in the Assets or Diagnostic Business (including the liabilities, operations, financial performance or prospects thereof).

2.13 Sufficiency of Assets. The Assets constitute all of the material assets necessary to operate the Diagnostic Business in the manner presently operated by Seller.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller as follows:

3.1 Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Financial Statements.

(a) The Purchaser has delivered to the Seller the following financial statements and notes (collectively, the “Purchaser Financial Statements”):

(i) Purchaser’s unaudited balance sheet at December 31, 2009 and audited statements of income and cash flow for the twelve months ending December 31, 2009; and

(ii) Purchaser’s unaudited balance sheet as at August 31, 2010 (the “Statement Date”) and unaudited consolidated statements of income and cash flow for the eight month period ending on the Statement Date.

(b) The Purchaser Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position and operating results and cash flows of the Purchaser as of December 31, 2009 and the Statement Date; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material either individually or in the aggregate), and do not contain all footnotes required under generally accepted accounting principles.

3.3 Absence of Changes. Since August 31, 2010, there has not been any material adverse change in the business, condition, capitalization, assets (tangible or intangible), liabilities, operations, financial performance or prospects of Purchaser.

3.4 Authority; Binding Nature of Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, and to perform its obligations hereunder and thereunder; and the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all necessary action on the part of Purchaser and its board of directors. Purchaser has provided to Seller a copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement and the Intellectual Property Security Agreement. No vote of the holders of Purchaser’s capital stock (or any class or series thereof) is required to authorize the purchase by Purchaser of the Assets or any of the other transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party. This Agreement constitutes, and, upon execution thereof, the Ancillary Agreements to which it is a party will constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5 Non-Contravention; Consents. Neither the execution, delivery or performance by Purchaser of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party, will (a) conflict with or result in any violation of any provision of the certificate of incorporation, bylaws or other charter or organizational documents of Purchaser, (b) result in a breach or default by Purchaser under any material contract to which Purchaser is a party, (c) result in a violation of any Legal Requirement or order to which Purchaser is subject or (d) except as contemplated by the Intellectual Property Security Agreement and the lien of the Junior Lienholder, result in the creation of a lien or encumbrance on any material asset of Purchaser, including the Assets. Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby.

3.6 Availability of Funds. Purchaser has, and on the Closing Date will have, sufficient funds available to finance and consummate the transactions contemplated by this Agreement.

4. PRE-CLOSING COVENANTS.

4.1 Access. Subject to the provisions of the Confidentiality Agreement and to applicable Legal Requirements, during the period from the date of this Agreement through the Closing Date (the “Pre-Closing Period”), Seller will, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to the Facility and to Seller’s and Subsidiary’s books and records relating only to the Diagnostic Business, and will provide Purchaser with such information regarding the Diagnostic Business and any other appropriate matters germane to the subject matter of this Agreement as Purchaser may reasonably request, for the sole purposes of enabling Purchaser (i) to further investigate, at Purchaser’s sole expense, the Diagnostic Business and any other appropriate matters germane to the subject matter of this Agreement and (ii) to verify the accuracy of the representations and warranties set forth in Section 2; provided, however, that except as provided in Section 5.2,

Purchaser will not (without Seller’s approval, which will not be unreasonably withheld) contact or otherwise communicate with any of the Seller’s employees. To the extent requested by Purchaser, Seller will arrange to permit Purchaser to conduct interviews of any of the Specified Employees during the Pre-Closing Period.

4.2 Conduct of Diagnostic Business. Until the earlier of the Closing Date and the close of business on October 15, 2010, except (i) as contemplated or permitted by this Agreement or the Seller Disclosure Schedule, (ii) as may be necessary to carry out any of the transactions contemplated by this Agreement, (iii) as may be necessary to facilitate compliance with any Legal Requirement or the requirements of any Contract, or (iv) as approved by Purchaser, during the Pre-Closing Period:

(a) Seller will conduct its operations at the Facility in the ordinary course and consistent with its past practices, to the extent such operations relate to the Diagnostic Business and Assets; and

(b) neither Seller nor Subsidiary will (i) license or dispose of any material Assets, (ii) prematurely terminate or amend, grant a sublicense under or assign any of the Contracts, or (iii) commit a breach of any Contract entered into after the date of this Agreement.

If Seller requests Purchaser’s approval of a proposed action that would result in a breach by Seller or Subsidiary of this Section 4.2, Purchaser will respond promptly to Seller’s request and will not unreasonably withhold or delay its approval of the proposed action.

4.3 Consents. Each of Seller and Subsidiary will use commercially reasonable efforts during the Pre-Closing Period to obtain the Consents identified in Part 2.10 of the Seller Disclosure Schedule (including the Consents identified on Schedule 5).

4.4 Conditions. Each of Seller and Subsidiary will use commercially reasonable efforts (i) to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (ii) otherwise to cause the Closing to take place as soon as reasonably practicable. Purchaser will use commercially reasonable efforts (a) to cause the conditions set forth in Section 7 to be satisfied on a timely basis and (b) otherwise to cause the Closing to take place as soon as reasonably practicable.

5. OTHER COVENANTS

5.1 Consents; Releases. Purchaser will cooperate with Seller and Subsidiary, and will provide Seller and Subsidiary with such assistance as Seller or Subsidiary may reasonably request, for the purpose of (i) attempting to obtain the Consents identified in Part 2.10 of the Seller Disclosure Schedule and (ii) arranging for Seller and/or Subsidiary to be released and discharged from its obligations and other liabilities under the Contracts.

5.2 Employment Matters. Prior to the Closing, on a date mutually agreed by the Parties, Purchaser will extend to each Specified Employee an individualized written offer of employment that, if accepted, would contemplate that such Specified Employee would commence his or her employment with Purchaser on the day after the Closing Date and would provide such Specified Employee with compensation, benefits and terms of employment (including terms relating to job responsibilities) that in the aggregate are the same or similar to such Specified Employee as the compensation, benefits and terms of employment provided by Seller to such Specified Employee immediately prior to the Closing. The individualized written offers of employment shall include provisions that provide that, from and after the time when the applicable Specified Employee begins his or her employment with Purchaser, Seller shall no longer be liable for any compensation or benefits to such Specified Employee (other than compensation and benefits (including severance payments, if applicable) that have accrued and vested prior to such time). On the day after the Closing Date, Purchaser will hire each Specified Employee who accepts the written offer of employment extended to such Specified Employee by Purchaser (it being understood that, except as otherwise provided in any individual employment agreement or other agreement between Purchaser and a Specified Employee, Purchaser will not be obligated to maintain the employment of or the compensation or employee benefits provided to such Specified Employee for any specified period thereafter).

5.3 Use of Names and Trademarks. Following the Closing Date, all Purchaser advertising and promotional materials for the Products shall identify Purchaser as the marketer of the Products and all Product labeling and packaging shall reflect Purchaser as the marketer of the Product; provided, however, with respect to the finished product inventories purchased by Purchaser hereunder, Purchaser shall, for a period of three (3) months following the Closing, be permitted to sell Product from such inventory as labeled and packaged prior to the Closing Date, without regard to whether such Product references Seller or Subsidiary. Upon the expiration of such transitional period, all Product sold by Purchaser, including such inventory, shall, at Purchaser’s sole cost, be required to have labeling and packaging which properly identifies Purchaser as the marketer of the Product and shall not contain any references to Seller or Subsidiary.

5.4 Promotion at ACR Meeting. Purchaser will use commercially reasonable efforts to present and promote the CB-CAPS Diagnostic Assay at the American College of Rheumatology Scientific Meeting in November 2010.

5.5 Receipt of Monies or Other Assets. If any monies or other assets are received by Seller or Subsidiary, on one hand, or Purchaser, on the other hand, after Closing to which the other Party is entitled in accordance with the terms of this Agreement, such Party shall promptly forward such monies or other assets to the other Party within fifteen (15) days of receipt, along with reasonable details regarding such monies or assets to permit their identification as monies or assets to which one or the other Party is entitled.

5.6 Payment of Rents, Utilities, Vendor Accounts and Other Operating Expenses.

(a) Subject to potential reimbursement to the extent provided in Section 5.6(b) below with respect to Transition Operating Costs, Seller will be responsible for and pay when due all rents and utility and other Vendor Accounts and costs associated with the Facility and the Diagnostic Business through the Closing Date. Subject to potential reimbursement to the extent provided in Section 5.6(b) with respect to Transition Operating Costs, utility or other Vendor Account bills and rent prepaid by Seller prior to the Closing which cover services to be provided to Purchaser after the Closing will be proportionately allocated (except that any security deposit that is required to be maintained for the duration of the lease for the Facility shall be allocated solely to Purchaser) between Seller and Purchaser for the period covered, and Purchaser will reimburse Seller at Closing for any such amount paid by Seller that is allocated to Purchaser (the “Prorated Amount”). Utility and other Vendor Account bills and rent paid by Purchaser after the Closing which cover services provided to Seller prior to the Closing Date (other than Transition Operating Costs) shall also be proportionately allocated between Seller and the Purchaser for the period covered, and, upon Purchaser’s request, Seller will promptly reimburse Purchaser for any such amount paid by Purchaser that is allocated to Seller. Purchaser shall arrange with each vendor of any Vendor Account to open a new account in its name promptly following the Closing or will replace or discontinue such service but Seller shall not remain a party to any Vendor Account following the Closing.

(b) In addition to, and without duplication of, the Prorated Amount above, at the Closing Purchaser will reimburse Seller for (i) the costs and expenses of certain products and services relating to the Diagnostic Business which Purchaser has approved in writing, including, without limitation, those costs and expenses set forth in Schedule 5.6(b) (which shall be modified by the Parties prior to the Closing to the extent necessary to reflect any such costs and expenses so approved between the date of this Agreement and Closing), which have already received Purchaser’s written approval and any others that receive Purchaser’s written approval between the date of this Agreement and Closing, and (ii) the costs of operating the Diagnostic Business in the ordinary course following October 5, 2010 which costs shall include, without limitation, overhead, regular compensation and benefits of the employees of Seller based at the Facility, laboratory supplies, outside laboratory costs, and shipping and distribution costs and be identified, if applicable, by Seller to Purchaser by written notice provided by Seller to Purchaser prior to the Closing (such costs in clauses (i) and (ii), the “Transition Operating Costs”). To the extent the amount of any Prorated Amount or Transition Operating Costs are not identifiable at Closing, Purchaser shall, promptly following the identification of such costs in a written notice from Seller to Purchaser (but in no event later than five (5) business days following delivery of such notice), reimburse Seller for such costs. The Parties recognize and agree that a portion of the Prorated Amount and Transition Operating Costs identifiable at Closing may be based upon estimates and further agree that, to the extent such amounts are based upon estimates, promptly following the determination of the final amounts, Seller shall notify Purchaser of the differences in such amounts and the Parties shall reconcile the amounts paid or to be paid with respect thereto, with Seller reimbursing Purchaser for any previous overpayment and Purchaser reimbursing Seller for any previous underpayment.

5.7 Federal Express Account. On or within one business day following the Closing Date, Seller and Purchaser shall ensure that the Federal Express account associated with the Diagnostic Business is transferred to Purchaser, and Purchaser shall cooperate with Seller on a timely basis to the extent necessary to enable such transfer. All charges to such account occurring after October 5, 2010 shall be Purchaser’s liability and Purchaser shall, within five (5) business days of notification by Seller, reimburse Seller for such charges to the extent they are invoiced to Seller.

5.8 Procedures Relating to Accounts Receivable; Payment of Royalties. In addition to the other provisions of this Agreement, the Parties shall abide by the procedures set forth in Schedule 5.8 relating to the collection, reconciliation and payment of accounts receivable relating to the Diagnostic Business. Purchaser shall timely pay, when due, all royalties associated with the Acquired Xifin Accounts Receivable and Post-10/5 Accounts Receivable. Seller shall timely pay, when due, all royalties associated with the accounts receivable of the Diagnostic Business with a date of service prior to January 12, 2010 (as defined by the blood sample draw date).

5.9 Security Interest in Intellectual Property Collateral.

(a) Effective as of the Closing Date, Purchaser does hereby grant to Seller a continuing security interest of first priority in, all of Purchaser’s right, title and interest in, to and under the Intellectual Property Collateral, whether now or hereafter existing, as security for the prompt and complete payment and performance of Purchaser’s obligation under Sections 1.3(c) (including to the extent such payment obligation is accelerated pursuant to Section 1.9(a)) of this Agreement, and, to the extent payment of such obligation is not made when due, interest payable on such payment owed pursuant to Section 1.11 of this Agreement. In furtherance of the foregoing:

(i) On a continuing basis, Purchaser will, upon request by Seller, make, execute, acknowledge and deliver, and file and record in the proper filing and recording places in the United States, all such instruments, including appropriate financing and continuation statements and collateral agreements and filings with the United States Patent and Trademark Office, and take all such action as may reasonably be deemed necessary or advisable, or as requested by Seller, to perfect Seller’s security interest in the Intellectual Property Collateral, and otherwise to carry out the intent and purposes of the Intellectual Property Security Agreement, or for assuring and confirming to Seller the grant and perfection of a security interest in all Intellectual Property Collateral; and

(ii) Purchaser hereby irrevocably appoints Seller as Purchaser’s attorney-in- fact, with full authority in the place and stead of Purchaser and in the name of Purchaser, Seller or otherwise, from time to time in Seller’s discretion, upon Purchaser’s failure or inability to do so, to take any action and to execute any instrument which Seller may deem necessary or advisable to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, or other notice filings or notations in appropriate filing offices, relative to any of the Intellectual Property Collateral, with prior notice to Purchaser, with all appropriate jurisdictions, as Seller deems appropriate, in order to further perfect or protect Seller’s interest in the Intellectual Property Collateral.

(b) This Agreement shall constitute a security agreement for purposes of the UCC in all relevant jurisdictions. In furtherance of the foregoing, Purchaser hereby authorizes Seller to file one or more financing statements (or similar documents) in all relevant jurisdictions with respect to the Intellectual Property Collateral to evidence the granting of the security interest described in this Section 5.9. For greater certainty, Seller shall not file this Agreement in connection with the filing of any such financing statements (or similar documents).

(c) The security interests granted pursuant to this Section 5.9 shall remain in full force and effect and continue to be effective should any petition be filed by or against Purchaser for liquidation or reorganization, should Purchaser become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Purchaser’s property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations secured thereby, or any part thereof, are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Seller, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

5.10 Negative Covenants. Until the termination of the security interest in favor of Seller in the Intellectual Property Collateral under the Intellectual Property Security Agreement (a) Purchaser shall not sell, lease, license, transfer or otherwise dispose of any of the Intellectual Property Collateral, or attempt or contract to do so, other than the granting of non-exclusive licenses; and (b) Purchaser shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Intellectual Property Collateral against and take such other action as is necessary to remove, any lien on the Intellectual Property Collateral, except the lien granted to Seller under the Intellectual Property Security Agreement, the lien of the Junior Lienholder and any other liens granted by Purchaser after the Closing Date and approved in writing prior to such grant by, and pursuant to documentation satisfactory to, Seller.

5.11 Intellectual Property Assignments. Following the Closing Date, Seller shall execute such intellectual property assignments on terms mutually satisfactory to the Parties and consistent with this Agreement as may be reasonably requested by Purchaser for the purpose of enabling Purchaser to make the necessary filings with the United States Patent and Trademark Office to transfer the Patents and Trademarks to Purchaser.

6. CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE.

Purchaser’s obligation to purchase the Assets and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in writing):

6.1 Accuracy of Representations. All representations and warranties of Seller and Subsidiary set forth in Section 2 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date; provided, however, that, for purposes of this Section 6.1, any inaccuracies in the representations and warranties of Seller and Subsidiary will be disregarded unless all such inaccuracies, considered collectively, have a material adverse effect on the value of the Diagnostic Business and Assets taken as a whole.

6.2 Performance of Covenants. Each of Seller and Subsidiary shall have performed, in all material respects, all covenants required by this Agreement to be performed by Seller or Subsidiary on or before the Closing Date.

6.3 Additional Documents. Each of the following additional documents shall have been delivered to Purchaser:

(a) a certificate, executed by an executive officer of Seller, confirming that, to the actual knowledge of such executive officer, the conditions set forth in Sections 6.1 and 6.2 have been satisfied;

(b) such bills of sale, assignments and other instruments including, but not limited to, the Ancillary Agreements to which it is a party, as Seller or Subsidiary may be required to execute in order to evidence and effectuate the transfer of the Assets, including the Contracts, to Purchaser; and

(c) such good standing certificates and other similar documents as Purchaser may reasonably request to ensure that the actions required to be taken by Seller and Subsidiary at the Closing have been properly authorized.

6.4 No Restraints. No injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect; and no United States federal or state Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

6.5 Consents. The Consents identified on Schedule 5 shall have been obtained.

7. CONDITIONS PRECEDENT TO SELLER’S AND SUBSIDIARY’S OBLIGATION TO CLOSE. Seller’s and Subsidiary’s obligation to sell and transfer the Assets to Purchaser and to take the other actions required to be taken by Seller or Subsidiary at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller or Subsidiary, in whole or in part, in writing):

7.1 Accuracy of Representations. All representations and warranties of Purchaser set forth in Section 3 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date; provided, however, that, for purposes of this Section 7.1, any inaccuracies in the representations and warranties of Purchaser will be disregarded unless all such inaccuracies, considered collectively, have a material adverse effect on the business, assets (tangible or intangible), liabilities or operations of Purchaser.

7.2 Performance of Covenants. Purchaser shall have performed, in all material respects, all covenants required by this Agreement to be performed by Purchaser on or before the Closing Date.

7.3 Delivery of Consideration. At the Closing, Seller and Subsidiary shall have received the Initial Cash Payment, and Seller shall have received the Prorated Amount and the Transition Operating Costs that are known as of the Closing.

7.4 Additional Documents. The Intellectual Property Security Agreement shall have been executed on behalf of Purchaser, the Subordination Agreement shall have been executed on behalf of Los Alamos National Bank and the Ancillary Agreements shall have been executed by each party thereto and each shall have been delivered to Seller. Purchaser shall have delivered to Landlord Purchaser’s fully executed counterparts to the Lease Assumption and the Consent to Assignment and an insurance certificate in the form required by the Lease (as defined in the Consent to Assignment). In addition, each of the following additional documents shall have been delivered to Seller:

(a) a certificate, executed by an executive officer of Purchaser, confirming that, to the actual knowledge of such executive officer, the conditions set forth in Sections 7.1 and 7.2 have been satisfied; and

(b) such good standing certificates and other similar documents as Seller may reasonably request to ensure that the actions required to be taken by Purchaser at the Closing have been properly authorized.

7.5 No Restraints. No injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect; and no United States federal or state Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

7.6 Consents. The Consents identified on Schedule 5 shall have been obtained.

7.7 Senior Lienholder. Purchaser shall have obtained all necessary consents or taken such other steps as are necessary or advisable to ensure that Seller’s lien on the Intellectual Property Collateral and established pursuant to the Intellectual Property Security Agreement will be the senior lien or encumbrance on the Intellectual Property Collateral.

8. TERMINATION.

8.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Parties;

(b) by any Party (by delivery of a written termination notification in accordance with Section 8.2) at any time after October 31, 2010, if the Closing has not taken place on or before October 31, 2010, unless the failure of the Closing to take place on or before such date is attributable to a breach by such Party of any of its obligations set forth in this Agreement;

(c) by Seller (by delivery of a written termination notification in accordance with Section 8.2) if (i) there shall have been a breach on the part of Purchaser of any of its representations, warranties or covenants such that the condition set forth in Section 7.1 or Section 7.2, as the case may be, would not be satisfied as of the time of such breach, (ii) Seller shall have given written notice of such breach to Purchaser, (iii) at least twenty days shall have elapsed since the delivery of such written notice to Purchaser, (iv) such breach shall not have been cured and (v) Purchaser shall not be using its commercially reasonable efforts to attempt to cure such breach; or

(d) by Purchaser (by delivery of a written termination notification in accordance with Section 8.2) if (i) there shall have been a breach on the part of Seller or Subsidiary of any of its representations, warranties or covenants such that the condition set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the time of such breach, (ii) Purchaser shall have given written notice of such breach to Seller, (iii) at least twenty days shall have elapsed since the delivery of such written notice to Seller, (iv) such breach shall not have been cured and (v) Seller shall not be using its commercially reasonable efforts to attempt to cure such breach.

8.2 Termination Procedures. If any Party wishes to terminate this Agreement pursuant to Section 8.1, such Party will deliver to the other Parties a written termination notification stating that such Party is terminating this Agreement and setting forth a brief statement of the basis on which such Party is terminating this Agreement.

8.3 Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, no Party will have any obligation or other liability to any other Party, except that (i) the Parties will remain bound by the provisions of Section 10 and by the provisions of the Confidentiality Agreement, and (ii) no Party will be relieved of any liability for any breach of this Agreement.

9. INDEMNIFICATION.

9.1 Survival of Seller and Subsidiary Representations; Indemnification by Seller.

(a) All of the representations and warranties of Seller and Subsidiary set forth in this Agreement and in any certificate delivered pursuant to this Agreement, and all covenants of Seller and Subsidiary set forth in Section 4, will survive the Closing but will terminate and expire, and will cease to be of any force or effect, at 10:00 a.m. (California time) on the twelve month anniversary of the Closing Date (the “Expiration Date”), and all liability of Seller and Subsidiary with respect to such representations, warranties and covenants (and any liability with respect to the certificate delivered to Purchaser pursuant to Section 6.3(a)) will thereupon be extinguished; provided, however, that if, prior to the Expiration Date, Purchaser shall have duly delivered to Seller, in conformity with all of the applicable procedures set forth in Section 9.1(d), an Indemnification Demand, then the specific claim set forth in such Indemnification Demand will survive (and will not be extinguished upon) the Expiration Date and will continue to survive until such claim is resolved in accordance with Section 9.3.

(b) Subject to the limitations set forth in this Section 9.1 and elsewhere in this Agreement, from and after the Closing Date, Seller will indemnify Purchaser against any Damages that Purchaser incurs as a result of (i) any breach by Seller or Subsidiary of any of Seller’s or Subsidiary’s representations, warranties or covenants hereunder or in any certificate delivered by Seller or Subsidiary pursuant to this Agreement or (ii) any and all liabilities attributable to Seller’s or Subsidiary’s ownership of the Assets or operation of the Diagnostic

Business before the Closing Date (except for any Assumed Liabilities). Seller’s obligation to indemnify Purchaser pursuant to this Section 9.1(b) will not relieve Seller or Subsidiary of, or alter in any way, Seller’s or Subsidiary’s obligation to fully satisfy all of Seller’s and Subsidiary’s liabilities other than the Assumed Liabilities.

(c) Except in the case of fraud or intentional misrepresentation, the total amount of the payments that Seller can be required to make under or in connection with Section 9.1(b)(i) of this Agreement will be limited in the aggregate to $[***], and Seller’s cumulative liability will in no event exceed such amount. Notwithstanding anything else in this Agreement, except in the case of fraud or intentional misrepresentation, the indemnification remedies provided in this Section 9.1 shall be deemed to be the sole and exclusive remedy of Purchaser with respect to any and all claims (under any theory of liability, including but not limited to contract claims and tort claims) relating to the subject matter of this Agreement. Furthermore, notwithstanding anything to the contrary herein, the limitations set forth in this Section 9.1(c) shall not apply to the obligations set forth in Sections 1.4, 1.11, 5.5, 5.6 or 5.8 of this Agreement.

(d) If Purchaser wishes to assert an indemnification claim against Seller, Purchaser will deliver to Seller, as soon as reasonably practicable, an Indemnification Demand pursuant to Section 9.3. Notwithstanding anything to the contrary contained in this Agreement, Purchaser will not be permitted to deliver any Indemnification Demand to Seller (and will not be entitled to assert any claim set forth in any Indemnification Demand) unless Purchaser has reasonably determined that the breach alleged in such Indemnification Demand has actually occurred.

(e) If Purchaser receives notice or otherwise obtains knowledge of any Matter or any threatened Matter that may reasonably be expected to give rise to an indemnification claim against Seller, then Purchaser will deliver to Seller a written notice describing such Matter in reasonable detail as soon as reasonably practicable. Seller will have the right, at its election and at its sole expense, to assume the defense of any such Matter with its own counsel. If Seller elects to assume the defense of any such Matter, then:

(i) notwithstanding anything to the contrary contained in this Agreement, Seller will not be required to pay or otherwise indemnify Purchaser against any attorneys’ fees or other expenses incurred on behalf of Purchaser in connection with such Matter following Seller’s election to assume the defense of such Matter;

(ii) Purchaser will make available to Seller all books, records and other documents and materials that are under the control of Purchaser or any of Purchaser’s Affiliates, advisors or representatives and that Seller reasonably considers necessary or desirable for the defense of such Matter;

(iii) Purchaser will execute such documents and take such other actions as Seller may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Matter;

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv) Purchaser will otherwise fully cooperate as reasonably requested by Seller in the defense of such Matter; and

(v) Purchaser will not admit any liability with respect to such Matter;

(vi) Seller will not settle, adjust or compromise such Matter without the consent of Purchaser unless (A) there is no finding or admission of any violation of any Legal Requirement by Purchaser, and (B) the sole relief provided is monetary damages that are paid in full by Seller.

If Seller elects not to assume the defense of such Matter, then Purchaser will proceed diligently to defend such Matter with the assistance of counsel reasonably satisfactory to Seller; provided, however, that Purchaser will not settle, adjust or compromise such Matter without the consent of Seller unless (A) there is no finding or admission of any violation of any Legal Requirement by Seller, and (B) the sole relief provided is monetary damages that are paid in full by Purchaser.

(f) To the extent Seller makes or is required to make any indemnification payment to Purchaser, Seller will be entitled to exercise, and will be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that Purchaser or any of Purchaser’s Affiliates may have against any other Person with respect to any Damages, circumstances or Matter to which such indemnification payment is directly or indirectly related. Purchaser will take such actions as Seller may reasonably request for the purpose of enabling Seller to perfect or exercise Seller’s right of subrogation hereunder.

9.2 Survival of Purchaser Representations; Indemnification by Purchaser.

(a) All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered pursuant to this Agreement will survive the Closing but will terminate and expire, and will cease to be of any force or effect, on the Expiration Date, and all liability of Purchaser with respect to such representations and warranties (and any liability with respect to the certificate delivered to Seller pursuant to Section 7.4(a)) will thereupon be extinguished; provided, however, that if, prior to the Expiration Date, Seller shall have delivered to Purchaser, in conformity with all of the applicable procedures set forth in Section 9.2(d), an Indemnification Demand, then the specific claim set forth in such Indemnification Demand will survive (and will not be extinguished upon) the Expiration Date and will continue to survive until such claim is resolved in accordance with Section 9.3.

(b) Subject to the limitations set forth in this Section 9.2 and elsewhere in this Agreement, from and after the Closing Date, Purchaser will indemnify Seller and Subsidiary against any Damages that Seller or Subsidiary incurs as a result of (i) any breach by Purchaser of any of Purchaser’s representations, warranties or covenants hereunder or in any certificate delivered by Purchaser pursuant to this Agreement or (ii) any and all Assumed Liabilities and any and all liabilities attributable to Purchaser’s ownership of the Assets and operation of the Diagnostic Business on or after the Closing Date. The Purchaser’s obligation to indemnify Seller and Subsidiary pursuant to this Section 9.2 will not relieve Purchaser of, or alter in any way, Purchaser’s obligation to fully satisfy all of the Assumed Liabilities.

(c) Except in the case of fraud or intentional misrepresentation, the total amount of the payments that Purchaser can be required to make under or in connection with Section 9.2(b)(i) of this Agreement will be limited in the aggregate to $[***], and Purchaser’s cumulative liability will in no event exceed such amount. Notwithstanding anything else in this agreement, except in the case of fraud or intentional misrepresentation, the indemnification remedies provided in this Section 9.2 shall be deemed to be the sole and exclusive remedy of Seller and Subsidiary with respect to any and all claims (under any theory of liability, including but not limited to contract claims and tort claims) relating to the subject matter of this Agreement. Furthermore, notwithstanding anything to the contrary herein, the limitations set forth in this Section 9.2(c) shall not apply to the obligations set forth in Sections 1.3, 1.4, 1.7, 1.11, 5.5, 5.6, 5.7, 5.8, or 5.9 of this Agreement.

(d) If Seller wishes to assert an indemnification claim against Purchaser, Seller will deliver to Purchaser, as soon as reasonably practicable, an Indemnification Demand pursuant to Section 9.3. Notwithstanding anything to the contrary contained in this Agreement, Seller will not be permitted to deliver any Indemnification Demand to Purchaser (and will not be entitled to assert any claim set forth in any Indemnification Demand) unless Seller has reasonably determined that the breach alleged in such Indemnification Demand has actually occurred.

9.3 Indemnification Procedure.

(a) In order for any Indemnified Person to seek indemnification under Section 9.1 or Section 9.2, as applicable, such Indemnified Person shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Indemnifying Person which:

(i) states that the Indemnified Person has incurred or reasonably anticipates that it will have to incur Damages that are subject to indemnification under this Agreement;

(ii) a reasonably detailed description of the facts and circumstances giving rise to the indemnification claim, copies of any applicable complaints or demands, and the nature of the breach of representation, warranty, contractual provision or covenant to which such item is related;

(iii) a reasonably detailed description of, and a good faith estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Indemnified Person and subject to indemnification hereunder (the “Asserted Damages Amount”); and

(iv) a demand for payment in the amount of such Damages.

(b) Within 20 days after delivery of an Indemnification Demand, the Indemnifying Person shall deliver to the Indemnified Person a written response (the “Response”) in which the Indemnifying Person shall: (i) agree that the Indemnified Person is entitled to receive all of the Asserted Damages Amount (the “Agreed Portion”); (ii) agree that the Indemnified Person is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, also the “Agreed Portion”); or (iii) dispute that the Indemnified Person is entitled to receive any of the Asserted Damages Amount.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) In the event that the Indemnifying Person shall (i) dispute that the Indemnified Person is entitled to receive any of the Asserted Damages Amount, or (ii) agrees that the Indemnified Person is entitled to only the Agreed Portion of the Asserted Damages Amount, the Indemnified Person and the Indemnifying Person shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion). If the Indemnified Person and the Indemnifying Person should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties. If no such agreement can be reached after good faith negotiation within 60 days after delivery of a Response, either the Indemnified Person or the Indemnifying Person may demand arbitration of any matter set forth in the applicable Indemnification Demand.

(d) If no agreement is reached, the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnified Person and the Indemnifying Person. In the event that, within thirty days after submission of any dispute to arbitration, the Indemnified Person and the Indemnifying Person cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association. Any such arbitration shall be held in San Diego County, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Indemnified Person and the Indemnifying Person an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in such Indemnification Demand shall be subject to the limitations set forth in this Agreement and final, binding and conclusive upon the parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within thirty days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

10. MISCELLANEOUS.

10.1 Time of Essence. Time is of the essence with respect to this Agreement.

10.2 No Other Representations. The Parties acknowledge that, except as expressly set forth in this Agreement, neither Party has made or is making any representations or warranties whatsoever to the other, implied or otherwise.

10.3 Knowledge; Materiality. Neither Party will be deemed to have breached any representation or warranty that is made to such Party’s “knowledge” unless an officer of such Party with the rank of Vice President or above has actual knowledge or, solely with respect to Sections 2.4 and 2.5 of this Agreement, Mariko Matsutani or Curtis McGuire has actual knowledge, as of the date of this Agreement, that such representation or warranty is materially inaccurate. Furthermore, for purposes of the representations and warranties set forth in Sections 2.4 and 2.5, unless a breach of the representation or warranty results in a material adverse effect on the Diagnostic Business, Seller shall not be required to indemnify Purchaser for such breach.

10.4 Access of Seller to Books and Records Related to the Diagnostic Business or Assets. At all times after the Closing Date, Purchaser will give Seller and Seller’s advisors and representatives reasonable access, during normal business hours and with prior written notice, to all books and records of Seller that are reasonably requested and included in the Assets or relate to the Diagnostic Business (but only to the extent such books and records relate to any period prior to the Closing Date).

10.5 Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of law).

10.6 Venue and Jurisdiction. If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor will be in the County of San Diego in the State of California, which will be deemed to be a convenient forum. The Parties hereby expressly and irrevocably consent and submit to the jurisdiction of the state and federal courts in the County of San Diego in the State of California.

10.7 Notices. Any notice or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Party):

if to Purchaser:

Exagen Diagnostics, Inc.

Science & Technology Park

801 University Blvd. SE, Suite 103

Albuquerque, NM 87106

Attention: President

Facsimile: (505) 727-7965

if to Seller or Subsidiary:

Cypress Bioscience, Inc.

4350 Executive Drive, Suite 325

San Diego, CA 92121

Attention: Ciara Kennedy, VP Operations

Facsimile: (858) 452-1222

with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Attention: Matthew T. Browne

Facsimile: (858) 550-6045

10.8 Public Announcements. Except for the press release attached hereto as Exhibit G and Seller’s Form 8-K (the “Form 8-K”) disclosing this Agreement and the transactions contemplated hereby, each of which shall be released promptly following the execution of this Agreement, and any subsequent filings by Seller with the Securities and Exchange Commission (the “Subsequent Filings”) that disclose this Agreement (including by filing this Agreement) and the transactions contemplated hereby, or as may be required by any Legal Requirement, neither Party will (and neither Party will permit any of its advisors or representatives to) issue any press release or make any public statement regarding this Agreement or any of the transactions contemplated by this Agreement, without the other Party’s prior written consent (which will not be unreasonably withheld), except that Seller and Purchaser may make public statements regarding this Agreement or any of the transactions contemplated by this Agreement that are consistent with the press release attached hereto as Exhibit G, the 8-K or any Subsequent Filings.

10.9 Assignment. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that Seller and Subsidiary, without Purchaser’s prior consent, may assign to any Person its right to receive all or any portion of any of the cash payments to be made by Purchaser pursuant to Section 1.3.

10.10 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any employee of Seller or to any other Person other than the Parties or any Indemnified Person.

10.11 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

10.12 Entire Agreement. This Agreement, the Intellectual Property Security Agreement and the Confidentiality Agreement (which remains in full force and effect) set forth the entire understanding of the Parties and supersede all other agreements and understandings between the Parties relating to the subject matter hereof and thereof.

10.13 Waiver. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any waiver of any power, right, privilege or remedy under this Agreement must be by means of a written instrument.

10.14 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Parties.

10.15 Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

10.16 Interpretation of Agreement.

(a) Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

(b) Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words “without limitation.”

(d) Unless the context otherwise requires, references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of and Schedules and Exhibits to this Agreement.

(e) The table of contents of this Agreement and the bold-faced headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

10.17 No Setoff. The Parties agree that any payments required to be made by any Party pursuant to this Agreement shall be made without any withholding, deduction or set-off, and each Party hereto agrees not to assert a right of set-off with respect to any such payments at common law or otherwise; provided, however, a Party may set-off (a) any Agreed Portion, (b)

any amount that is subject to a memorandum setting forth an agreement under Section 9.3(c) or (c) any amount that is subject to a final judgment, decree or order awarded by an arbitrator in connection with the resolution of an Indemnification Demand.

10.18 Further Assurances. Each of the Parties hereto shall execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out the purposes and intent and all of the provisions of this Agreement and the Ancillary Agreements and to consummate all of the transactions contemplated by this Agreement and the Ancillary Agreements.

[Remainder of Page Intentionally Left Blank]

The Parties have caused this Asset Purchase Agreement to be executed as of the date first written above.

CYPRESS BIOSCIENCE, INC.

By:	/s/ Jay D. Kranzler
Name:	Jay D. Kranzler
Title:	Chairman and Chief Executive Officer

PROPRIUS, INC.

By:	/s/ Sabrina Martucci Johnson
Name:	Sabrina Martucci Johnson
Title:	President

EXAGEN DIAGNOSTICS, INC.

By:	/s/ Scott L. Glenn
Name:	Scott L. Glenn
Title:	Chairman and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement:

“Accounts Reporting Period” has the meaning set forth in Section 1.8(e) of the Agreement.

“Acquired Xifin Accounts Receivable” means all Xifin accounts receivable outstanding at the close of business on October 5, 2010 for testing services performed by Seller or Subsidiary, as applicable, with a date of service of January 12, 2010 or later (as defined by the blood sample draw date).

“Acquired Xifin Accounts Term” means the period of time beginning on the Closing Date and continuing so long as any Acquired Xifin Account Receivable remains outstanding.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreed Portion” has the meaning set forth in Section 9.3(b) of the Agreement.

“Agreement” means the Asset Purchase Agreement to which this Exhibit A is attached, and its attachments and schedules.

“Allocation” has the meaning set forth in Section 1.4(a) of the Agreement.

“Ancillary Agreements” has the meaning set forth in Section 1.5(b) of the Agreement.

“Asserted Damages Amount” has the meaning set forth in Section 9.3(a) of the Agreement.

“Assets” has the meaning set forth in Section 1.1 of the Agreement.

“Assumed Liabilities” means (i) all obligations, controversies, claims, demands, debts and other liabilities under or relating to the Contracts and incurred after the Closing or arising from Purchaser’s performance under the Contracts after the Closing, (ii) all obligations to make payments of license royalties due on the collection of the Acquired Xifin Accounts Receivable and the Post-10/5 Accounts Receivable, (iii) all Transition Operating Costs and any Prorated Amount, and (iv) the Federal Express charges described in Section 5.7 of the Agreement.

“August Financial Information” has the meaning set forth in Section 2.11(b) of the Agreement.

“Avise MCV Product” means a specialized lab test based, in whole or in part, on any Orgentec Technology that measures antibodies to mutated citrullinated vimentin.

“Avise PG Product” means a specialized test based, in whole or in party, on any intellectual property included in the Assets that measures methotrexate polyglutamate (MTXPG), an indicator of how well the body metabolizes methotrexate.

“CB-CAPS Annual Sales Milestone” means [***]

“CB-CAPS Diagnostic Assay” means a product that uses any CB-CAPS Technology and has the claims to diagnose lupus.

“CB-CAPS Monitoring Assay” means a product that uses any CB-CAPS Technology and has the claims to monitor lupus.

“CB-CAPS Monitoring Assay [***] Milestone” means [***].

“CB-CAPS Product” means a product that uses any CB-CAPS Technology.

“CB-CAPS Technology” means any technology based, in whole or in part, on any intellectual property licensed pursuant to that certain Exclusive License Agreement by and between the University of Pittsburgh – of the Commonwealth System of Higher Education and Stagemark, Inc. (and its successors and assigns) dated as of October 11, 2005, and as subsequently amended.

“Cellatope Agreement” means that certain Asset Purchase Agreement by and between Seller and Cellatope Corporation, dated February 9, 2009.

“Change of Control” means (a) in the case of Purchaser, more than 50% of the Assets are exclusively licensed, sold, transferred or otherwise disposed of (including by way of merger, consolidation or reorganization) to any Person which is not a direct or indirect wholly-owned subsidiary of Purchaser, (b) a sale, exclusive license or other disposition of all or substantially all of the assets of Purchaser on a consolidated basis (other than to any wholly-owned subsidiary (direct or indirect) of Purchaser, (c) a merger or consolidation in which Purchaser is not the surviving entity and in which the stockholders of Purchaser immediately prior to such consolidation or merger own less than 50% of the surviving entity’s (or its parent’s) voting power immediately after the transaction, and (d) a reverse merger in which Purchaser is the surviving entity but the shares of Purchaser’s capital stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of Purchaser immediately prior to such reverse merger own less than 50% of Purchaser’s (or its parent’s) voting power immediately after the transaction; provided that a Change of Control shall not include any transaction or transactions, whether or not related, that do not involve any merger, reverse merger or consolidation involving Purchaser and that are consummated for bona fide financing purposes where the consideration received by Purchaser for issuance of its securities is cash.

“Closing” has the meaning set forth in Section 1.6 of the Agreement.

“Closing Date” has the meaning set forth in Section 1.6 of the Agreement.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Code” has the meaning set forth in Section 1.4(a) of the Agreement.

“Combination Product” means a system, package, or combination product or service that contains one or more other parts that could be sold separately.

“Confidentiality Agreement” means the Confidentiality Agreement between the Parties dated as of December 10, 2009.

“Consent” means any consent, approval or waiver.

“Consent to Assignment” has the meaning set forth in Section 1.5(b) of the Agreement.

“Contracts” means (i) the contracts, purchase orders, sales orders, and other instruments identified on Schedule 1 and (ii) each other contract, purchase order, sales order or other instrument relating exclusively to any one or more of the Existing Products that is executed, entered into or accepted on behalf of Seller or Subsidiary on or after the date of this Agreement and prior to the Closing in the ordinary course of business or with the approval of Purchaser.

“Damages” means out-of-pocket losses and damages, excluding indirect, consequential, incidental, special and punitive damages; provided, however, that for purposes of computing the amount of Damages incurred by any Person, there will be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such Person or any of such Person’s Affiliates in connection with such Damages or the circumstances giving rise thereto.

“December Financial Information” has the meaning set forth in Section 2.11(a) of the Agreement.

“Diagnostic Business” means Seller’s and Subsidiary’s personalized medicine services business which helps physicians manage and optimize the care of their patients through Seller’s testing services that provide physicians with actionable information about their patients.

“Distributor” means an independent contractor which has accepted an appointment to sell or otherwise market Products or the CB-CAPS Monitoring Assay for Purchaser or its Affiliates or Licensees within one or more markets within one or more territories under an arrangement in which neither Distributor nor Purchaser has the authority to control the day-to-day activities of the other.

“Environmental Laws” means all federal, state or local laws (including any statute, rule, regulation, ordinance, code or rule of common law), and all judicial or administrative interpretations thereof, and all decrees, judgments, policies, written guidance or judicial or administrative orders relating to the environment, health, safety or Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9901 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, U.S.C. § 300f et seq., the Occupational Safety and Health Act, 42 U.S.C. § 1801 et

seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and their state counterparts or equivalents, all as amended, and any regulations or rules adopted or promulgated pursuant thereto.

“Environmental Permits” has the meaning set forth in 2.4(d) of the Agreement.

“Equipment” means the equipment identified on Schedule 3.

“Existing Products” means any Avise PG Product, Avise MCV Product or CB-CAPS Product.

“Expiration Date” has the meaning set forth in Section 9.1(a) of the Agreement.

“Facility” means the premises located at 9393 Towne Centre Drive, Suite 140, San Diego, California 92121, that are being leased to Seller.

“FDA” means the United States Food and Drug Administration.

“First Commercial Sale” means, with respect to any CB-CAPS Monitoring Assay or any Product, the first sale for end use or consumption of such product in a country. Sales to an Affiliate or Licensee shall not constitute a First Commercial Sale unless the Affiliate or Licensee is the end user of such product.

“Form 8-K” has the meaning set forth in Section 10.8 of the Agreement.

“Hazardous Substance” means any: contaminant or pollutant; toxic, radioactive or hazardous waste, chemical, substance, material or constituent; asbestos; polychlorinated byphenyls (PCBs); paint containing lead or mercury; fixtures containing mercury or urea formaldehyde; natural or liquefied gas; flammable, explosive, corrosive, radioactive, medical and infectious waste; and oil or other petroleum product, all as defined in Environmental Laws.

“Indemnification Demand” has the meaning set forth in Section 9.3(a) of the Agreement.

“Indemnified Person” means the Person seeking indemnification pursuant to Section 9.1 or Section 9.2 of the Agreement.

“Indemnifying Person” means the Party obliged to provide indemnification pursuant to Section 9.1 or Section 9.2 of the Agreement.

“Initial Cash Payment” has the meaning set forth in Section 1.3(a) of the Agreement.

“Intellectual Property Collateral” has the meaning ascribed to such term in the Intellectual Property Security Agreement.

“Intellectual Property Security Agreement” has the meaning set forth in Section 1.5(a) of this Agreement.

“Junior Lienholder” has the meaning ascribed to such term in the Subordination Agreement.

“Junior Lienholder Loan Documents” has the meaning ascribed to such term in the Subordination Agreement.

“Know-How” means all proprietary inventions, technology, trade secrets, know-how, data, procedures and other information, in each case that (a) have been reduced to writing or stored electronically or are in another tangible form and (b) relate exclusively to the Products.

“Landlord” means ARE-SD Region No. 20, LLC, a Delaware limited liability company. “Lease Assumption” has the meaning set forth in Section 1.5(b) of the Agreement.

“Legal Requirement” means any law, rule or regulation of any governmental body.

“Licensed IP” means the intellectual property licensed pursuant to the Pittsburgh License, the LUMC License, the Orgentec License, and the Prometheus Licenses.

“Licensee” means any Person (other than any of the Parties or an Affiliate of any of the Parties) to which Purchaser or any of its Affiliates grants a license under any of the Patents.

“LUMC License” means that certain Exclusive License Agreement by and between Leiden University Medical Center and Subsidiary (and its successors and assigns) dated as of September 1, 2006 and as subsequently amended.

“Matter” means any claim, demand, dispute, action, suit, proceeding, investigation or other similar matter.

“[***]” means [***]

“[***] Commercial Program” means a commercial program wherein [***]

“[***] Milestone” means [***] have [***]

“[***] Milestone Amount” means: (i) [***]; (ii) [***]; or (iii) [***]

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

“Milestone” has the meaning set forth in Section 1.3(d) of the Agreement.

“Milestone Ratio” means a fraction, (i) the numerator of which is (a) the percentage of the list price of the Avise PG Product that, in connection with the [***] Commercial Program or the [***] Commercial Program, as applicable, [***] or [***], as applicable, and/or its Affiliates agree to pay or otherwise reimburse, or, if no agreement, providing for such payment or reimbursement is executed, pay or otherwise reimburse minus (b) [***]% and (ii) the denominator of which is [***]%.

“MTX Technology” means any technology incorporating methotextrate, including monitoring, genetics of response, and prediction of toxicity, based, in whole or in part, on any intellectual property rights included in the Assets.

“Net Sales” means, with respect to a particular time period, (i) the total amounts collected during such time period by or on behalf of Purchaser, its Affiliates, or their respective Licensees or Distributors (other than from Licensees who are not end users or from Distributors, in which case the subsequent sale or disposition of such Product by such Licensee or Distributor shall be included in Net Sales) for sales of the Products to independent purchasers in arm’s length transactions less (ii) the total royalty amount paid by Purchaser to any third party under any Contract with respect to such Net Sales plus (iii) [***]. If any Product is sold or provided as part of a Combination Product, Net Sales shall be calculated by multiplying the Net Sales from the sale of such Combination Product by the fraction A/B, where “A” is the fair market value of the Product when supplied or priced separately and “B” is the fair market value of the Combination Product. In the event that no market price is available for the Product when supplied or priced separately, fair market value shall be determined in good faith by Seller and Purchaser. If Purchaser, its Affiliates, or their respective Licensees or Distributors receive non-cash consideration (a) for the Products sold or otherwise transferred to an independent third party, Net Sales for such sale or transfer will be determined based on the average of the gross invoice prices charged to other independent third parties in respect of cash sales for such Product during the applicable reporting period or (b) for Products leased or licensed, the Parties shall agree in good faith on the value of such consideration. Where the Product is sold otherwise than on an arms length basis, the price that would have been charged in an arms length sale shall be the invoice price for such Product.

“New Products” mean any products (other than the Existing Products) in any form or formulation that are developed using or are covered by any of the Patents or Licensed IP, including without limitation any tests based, in whole or in part, on any MTX Technology for toxicity or predicting efficacy. Notwithstanding the foregoing, for purposes of the royalty in Section 1.3(g), after the expiration of the Royalty Term in Section 1.3(e) and (f), New Products

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall include any products that combine or integrate, in whole or in part, any Existing Product into such products.

“Orgentec License” means that certain License Agreement by and between Orgentec Diagnostika GmbH and Subsidiary (and its successors and assigns) dated as of February 19, 2008 and as subsequently amended.

“Orgentec Technology” means any technology based, in whole or in part, on the intellectual property licensed pursuant to the Orgentec License.

“Parties” has the meaning set forth in the introductory paragraph of the Agreement.

“Patents” means the patents and patent applications identified on Schedule 2 and all divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents in the United States and all foreign countries.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society or governmental body.

“[***]” means [***]

“[***] Commercial Program” means a commercial program wherein [***]

“[***] Milestone” means the [***]

“[***] Milestone Amount” means: (i) [***]; (ii) [***]; or (iii) [***].

“Pittsburgh License” means that certain Exclusive License Agreement by and between the University of Pittsburgh – of the Commonwealth System of Higher Education and Stagemark, Inc. (and its successors and assigns) dated as of October 11, 2005 and as subsequently amended.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Post-10/5 Accounts Receivable” has the meaning set forth in Section 1.3(h) of the Agreement.

“Pre-Closing Period” has the meaning set forth in Section 4.1 of the Agreement.

“Product” means the Existing Products and the New Products.

“Prometheus Licenses” mean that certain License Agreement by and between Prometheus Laboratories Inc. and Subsidiary (and its successors and assigns) dated as of September 13, 2007 and as subsequently amended and that certain Sublicense Agreement by and between Prometheus Laboratories Inc. and Subsidiary (and its successors and assigns) dated as of September 13, 2007 and as subsequently amended.

“Property Taxes” has the meaning set forth in Section 1.4(c) of the Agreement.

“Prorated Amount” has the meaning in Section 5.6(a) of the Agreement.

“Purchaser” has the meaning set forth in the introductory paragraph of the Agreement.

“Purchaser Financial Statements” has the meaning set forth in Section 3.2(a) of the Agreement.

“Reporting Period” has the meaning set forth in Section 1.8(c) of the Agreement.

“Response” has the meaning set forth in Section 9.3(b) of the Agreement.

“Royalty Term” means a period of time beginning on the Closing Date and ending on the last payment of a royalty pursuant to any Royalty Transaction.

“Royalty Transactions” mean the transactions set forth in Sections 1.3(e), (f) and (g) of the Agreement.

“Second Cash Payment” has the meaning set forth in Section 1.3(c) of the Agreement.

“Second Cash Payment Date” has the meaning set forth in Section 1.3(c) of the Agreement.

“Seller” has the meaning set forth in the introductory paragraph of the Agreement.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser contemporaneously with the execution and delivery of the Agreement.

“Specified Employees” means the employees identified on Schedule 6.

“Statement Date” has the meaning set forth in Section 3.2 of the Agreement.

“Straddle Period” means a period commencing before and ending after the Closing Date.

“Subordination Agreement” has the meaning set forth in Section 1.5(a) of the Agreement.

“Subsequent Filings” has the meaning set forth in Section 10.8 of the Agreement.

“Subsidiary” has the meaning set forth in the introductory paragraph of the Agreement.

“Taxes” means all sales and use taxes, Property Taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes, unemployment insurance contributions and other taxes or governmental charges of any kind, however denominated, including any interest, penalties and additions to tax in respect thereto, imposed under any federal, state, local, foreign or other applicable tax law.

“Trademarks” mean the trademark registrations identified on Schedule 4.

“Transfer Taxes” has the meaning set forth in Section 1.4(b) of the Agreement.

“Transition Operating Costs” has the meaning set forth in Section 5.6(b) of the Agreement.

“Trigger Event” has the meaning set forth in Section 1.9(b) of the Agreement.

“UCC” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Seller’s security interest in any Intellectual Property Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“U.S. Dollars” means United States dollars.

“Vendor Accounts” mean contracts or accounts with utility or third party service providers to the Facility that are provided on a purchase order or open account basis, including, without limitation, those accounts set forth on Schedule 5.6(a).

“Web Site IP” means the “avisetest.com” domain name and the contents of the “www.avisetest.com” web site.